CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Lumenon Innovative Lightwave Technology, Inc.

We consent to incorporation by reference in the registration statement of Lumenon Innovative Lightwave Technology, Inc. (the "Corporation") on Form S-8 of our report on our audits of the consolidated financial statements of the Corporation as at June 30, 1999 and for the periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999 which report is incorporated by reference in this Form S-8.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.


/s/ KPMG LLP
Chartered Accountants



Montreal, Canada
March 2, 2000